Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293684 and 333-293684-01

(To Prospectus dated April 17, 2026,

Prospectus Supplement dated April 17, 2026 and

Product Supplement EQUITY MLI-1 dated April 17, 2026)

500,000 Units $10 principal amount per unit CUSIP No. 48135G119	Pricing Date Settlement Date Maturity Date	August 18, 2026 August 25, 2026 August 27, 2029

JPMorgan Chase Financial Company LLC

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

￭A Contingent Coupon Payment (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Basket on the applicable quarterly Coupon Observation Date is greater than or equal to 70% of the Starting Value.

￭The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.4225 per unit (equal to a contingent rate of 16.90% per annum).

￭Automatically callable if the Observation Value of the Basket on any quarterly Call Observation Date, beginning approximately twelve months after the pricing date, is at or above the Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

￭If not called, a maturity of approximately three years.

￭If not called, at maturity, if the value of the Basket has decreased by more than 30%, 1-to-1 downside exposure to decreases in the Basket from the Starting Value, with up to 100.00% of the principal amount at risk; otherwise, at maturity, you will receive the principal amount. At maturity, the final Contingent Coupon Payment (with Memory) will also be payable if the Observation Value on the final Coupon Observation Date is greater than or equal to 70% of the Starting Value.

￭The Basket is comprised of the Class A common stock of CrowdStrike Holdings, Inc., the common stock of Palo Alto Networks, Inc. and the common stock of Fortinet, Inc. (each, a “Basket Component”). Each Basket Component is given an approximately equal weight.

￭All payments are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes

￭Investors in the notes should be willing to forgo dividend and interest payments and will be willing to accept the risk of losing some or all of their principal amount at maturity

￭Limited secondary market liquidity, with no exchange listing

￭The notes will be issued in denominations of whole “units”. Each unit will have a principal amount of $10.00.

The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” on page PS-6 of the accompanying product supplement and page S-2 of the accompanying prospectus supplement.

The estimated value of the notes, when the terms of the notes were set, was $9.703 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “The Estimated Value of the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$ 5,000,000.00
Underwriting discount(1)	$ 0.10 $ 0.05	$ 50,000.00 $ 25,000.00
Proceeds, before expenses, to JPMorgan Financial	$ 9.85	$ 4,925,000.00

(1)The underwriting discount reflects a sales commission of $0.10 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

J.P. Morgan Securities LLC

August 18, 2026

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029 (the “notes”) are our unsecured and unsubordinated obligations. Payments on the notes are fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Market Measure, which is the basket described below (the “Basket”), is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and JPMorgan Chase & Co.’s credit risk. See “Terms of the Notes” below.

The Basket is comprised of the Class A common stock of CrowdStrike Holdings, Inc., the common stock of Palo Alto Networks, Inc. and the common stock of Fortinet, Inc. On the pricing date, each Basket Component is given an approximately equal weight.

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.

Terms of the Notes
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not previously called
Market Measure:

An approximately equally weighted basket comprised of the Basket Components, as set forth in the table under “The Market Measure” below (each, a “Basket Component,” and collectively the “Basket Components”). For each Basket Component, its current Bloomberg ticker, current primary listing, Initial Component Weight, Closing Market Price on the Pricing Date, Component Ratio and Initial Basket Value Contribution are set forth in the table under “The Market Measure” below.

Coupon Barrier:	70.00, which is 70% of the Starting Value
Redemption Amount:

If the notes are not automatically called, on the maturity date, in addition to the final Contingent Coupon Payment (with Memory), if any, the Issuer will pay, for each principal amount, an amount, if any, in cash equal to:

￭If the Ending Value is greater than or equal to the Threshold Value: $10

￭If the Ending Value is less than the Threshold Value:

Automatic Call Feature:

If, as measured on any Call Observation Date, the Observation Value is greater than or equal to the Call Value, then the outstanding principal amount will be automatically called in whole and the Issuer will pay, for each principal amount, an amount in cash on the following Call Payment Date equal to the Call Payment.

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Threshold Value:	70.00, which is 70% of the Starting Value
Call Value:	100.00, which is 100% of the Starting Value

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-1

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Contingent Coupon Payments (with Memory):

Subject to the automatic call feature, the notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.4225 per unit (equal to a contingent rate of 16.90% per annum.

The Contingent Coupon Payment (with Memory) paid on any Coupon Payment Date will be paid to the person in whose name this note is registered as of the close of business on the Record Date for such Coupon Payment Date. If the Contingent Coupon Payment (with Memory) is due at maturity but on a day that is not a Coupon Payment Date, the Contingent Coupon Payment (with Memory) will be paid to the person entitled to receive the principal of this note.

Starting Value:	100.00
Ending Value:	The value of the Market Measure on the Final Calculation Day.
Observation Value:	The value of the Market Measure on the applicable Coupon Observation Date or Call Observation Date.
Coupon Observation Dates:

November 18, 2026, February 18, 2027, May 18, 2027, August 18, 2027, November 18, 2027, February 18, 2028, May 18, 2028, August 18, 2028, November 20, 2028, February 20, 2029, May 18, 2029 and August 20, 2029 (the final Coupon Observation Date), which dates occur quarterly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-29 of the accompanying product supplement.

Call Observation Dates:	The Coupon Observation Dates beginning on August 18, 2027 and ending on May 18, 2029 , subject to adjustment as described under “— Coupon Observation Dates” above.
Final Calculation Day/Maturity Valuation Period:

August 20, 2029 (which will also be the final Coupon Observation Date), subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement

Coupon Payment Dates:

The fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-29 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates, subject to adjustment as described under “— Coupon Payment Dates” above.
Maturity Date:	August 27, 2029, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement
Value of the Market Measure:

On any Coupon Observation Date, the sum of, for each Basket Component: the product of (i) the Closing Market Price of such Basket Component on such Coupon Observation Date times (ii) the Price Multiplier of such Basket Component on such Coupon Observation Date times (iii) the Component Ratio of such Basket Component. If a Market Disruption Event or non-trading day occurs as to any Basket Component on a scheduled Coupon Observation Date, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes–Value of the Basket” on page PS-51 of the accompanying product supplement.

Component Ratio:

With respect to each Basket Component, the quotient of (i) the product of (a) the Initial Component Weight for such Basket Component set forth in the table under “The Market Measure” below times (b) 100 divided by (ii) the Closing Market Price of such Basket Component on the pricing date, with the result rounded to eight decimal places.

Price Multiplier:	For each Basket Component, 1, subject to adjustments for certain corporate events relating to such Basket Component described beginning on PS-42 of the accompanying product supplement
Record Date:	The business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted).
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of JPMorgan Financial

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value on a Call Observation Date is equal to or greater than the Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

Redemption Amount Determination If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement No. EQUITY MLI-1 dated April 17, 2026:

https://www.sec.gov/Archives/edgar/data/19617/000183988226020513/jpm1_424b2-13214.pdf

￭Prospectus supplement and prospectus, each dated April 17, 2026:
https://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the Observation Value will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates.

￭You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Market Measure will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.

￭You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the value of the Market Measure is significantly greater than such return.

￭You are willing to lose up to 100% of the principal amount if the notes are not called.

￭You are willing to forgo dividends or other benefits of owning shares of the Basket Components.

￭You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and JPMorgan Chase & Co.’s actual and perceived creditworthiness, JPMorgan Chase & Co.’s internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and JPMorgan Chase & Co.’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You anticipate that the Observation Value will be less than the Coupon Barrier on each Coupon Observation Date.

￭You wish to make an investment that cannot be automatically called prior to maturity.

￭You seek an uncapped return on your investment.

￭You seek principal repayment or preservation of capital.

￭You want to receive dividends or other distributions paid on the shares of the Basket Components.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take JPMorgan Chase & Co.’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Examples of Hypothetical Payments

The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Values, whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)the Starting Value of 100.00;

2)the Coupon Barrier of 70.00;

3)the Threshold Value of 70.00;

4)the Call Value of 100.00;

5)an expected term of the notes of approximately three years if the notes are not called on any Call Observation Date;

6)the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.4225 per unit;

7)the Coupon Observation Dates occurring quarterly beginning approximately three months after the pricing date; and

8)the Call Observation Dates occurring quarterly beginning approximately twelve months after the pricing date.

Hypothetical Contingent Coupon (with Memory) Payments

For hypothetical historical values of the Basket, see “The Market Measure” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. The Ending Value will not include any income generated by dividends paid on the shares of the Basket Components, which you would otherwise be entitled to receive if you invested in the Basket Components directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value on the first Coupon Observation Date is 65.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date.

Example 2 - The Observation Value on the first three Coupon Observation Dates is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Dates. The Observation Value on the fourth Coupon Observation Date (which is also the first Call Observation Date) is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.4225 x 4 - (ii) $0.00 = $1.69 per unit

Call Payment on the first Call Payment Date = $11.69 per unit.

Example 3 - The Observation Value on the first three Coupon Observation Dates is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Dates. The Observation Value of the Market Measure on the fourth Coupon Observation Date (which is also the first Call Observation Date) is above the Coupon Barrier but below the Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $1.69 per unit ($0.4225 x 4 - $0) is paid on the related Coupon Payment Date but the notes are not automatically called. The Observation Value on the fifth Coupon Observation Date (which is also the second Call Observation Date) is 85.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.4225 x 5 - (ii) $1.69 = $0.4225 per unit

Contingent Coupon Payment (with Memory) payable on the fifth Coupon Payment Date = $0.4225 per unit.

Example 4 - The Observation Value on each of the Coupon Observation Dates (which include the Call Observation Dates) prior to the final Coupon Observation Date is above the Coupon Barrier but below the Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.4225 per unit is paid on each of the Coupon Payment Dates prior to the maturity date. The Ending Value is 95.00, which is greater than the Coupon Barrier and the Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.4225 = $10.4225 per unit.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Example 5 - The Observation Value on each of the Coupon Observation Dates prior to the final Coupon Observation Date is below the Coupon Barrier and the Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the Coupon Payment Dates prior to the maturity date. If the Ending Value is less than the Threshold Value (which would also be less than the Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value is 40.00, the Redemption Amount per unit will be:

Hypothetical Payments at Maturity

The following table is for purposes of illustration only. It assumes that the notes have not been called prior to maturity, does not include the final Contingent Coupon Payment (with Memory), if any, and is based on hypothetical values and shows hypothetical returns on the notes. The table illustrates the calculation of the Redemption Amount based on the hypothetical terms set forth above.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(3)	Return on the Notes(4)
0.00	-100.00%	$0.000	-100.00%
20.00	-80.00%	$2.000	-80.00%
30.00	-70.00%	$3.000	-70.00%
40.00	-60.00%	$4.000	-60.00%
50.00	-50.00%	$5.000	-50.00%
69.99	-30.01%	$6.999	-30.01%
70.00(1)	-30.00%	$10.000	0.00%
100.00(2)	0.00%	$10.000	0.00%
105.00	5.00%	$10.000	0.00%
120.00	20.00%	$10.000	0.00%
150.00	50.00%	$10.000	0.00%
200.00	100.00%	$10.000	0.00%

(1)This is the Threshold Value and Coupon Barrier.

(2)The Starting Value was set to 100.00 on the pricing date.

(3)The Redemption Amount per Unit does not include the final Contingent Coupon Payment (with Memory), if any.

(4)The Return on the notes is calculated based on the Redemption Amount, not including any Contingent Coupon Payments (with Memory).

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement and page S-2 of the prospectus supplement. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the Basket Components.

Structure-related Risks

￭There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount.

￭Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the Basket Components. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Market Measure.

￭Payments on the notes will not reflect changes in the value of the Market Measure other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value on each Coupon Observation Date is less than the Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was greater than the Threshold Value prior to such Final Calculation Day.

￭You may not receive any Contingent Coupon Payments (with Memory). If the Observation Value is less than the Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes.

￭Changes in the prices of one or more of the Basket Components may be offset by changes in the prices of one or more of the other Basket Components.

￭If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive any Contingent Coupon Payments (with Memory) that otherwise might have been payable after the date of the call.

￭Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Payments on the notes are subject to the credit risk of JPMorgan Financial, as issuer, and the credit risk of JPMorgan Chase & Co., as guarantor, and any actual or perceived changes in our or JPMorgan Chase & Co.’s creditworthiness are expected to affect the value of the notes. If we and JPMorgan Chase & Co. become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

￭As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

￭The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this term sheet.

￭The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this term sheet.

￭The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this term sheet.

￭We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

￭Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

￭The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Market Measure.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying product supplement.

￭A trading market is not expected to develop for the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

￭Our hedging and trading activities (including trades in shares of the Basket Components) and any hedging and trading activities we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

￭There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

￭The issuers of the Basket Components (the “Underlying Companies”) will have no obligations relating to the notes, and none of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.

￭You will have no rights of a holder of the Basket Components and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the Underlying Companies.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

￭While we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates may from time to time own securities of the Underlying Company, we, JPMorgan Chase & Co., JPMS and MLPF&S and our other and their affiliates do not control the Underlying Company, and have not verified any disclosure made by any other company. You should undertake your own investigation into the Market Measure and its issuer. We are not responsible for the Market Measure issuer’s public disclosure information, whether contained in SEC filings or otherwise.

￭Payments on the notes will not be adjusted for all corporate events that could affect the Basket Components. See “Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-42 of the accompanying product supplement. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

￭The Class A common stock of CrowdStrike Holdings, Inc. commenced trading on The Nasdaq Stock Market on June 12, 2019 and, therefore, has limited historical performance. Past performance should not be considered indicative of future performance.

Tax-related Risks

￭The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-61 of the accompanying product supplement.

Additional Structure-related Risks

￭The return on your notes may change significantly despite only a small change in the value of the Market Measure. If your notes are not automatically called and the Ending Value is less than the Threshold Value, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the Ending Value to the Threshold Value will not result in a loss of principal on the notes, a decrease in the Ending Value to less than the Threshold Value will result in a loss of a significant portion of the principal amount of the notes despite only a small change in the value of the Market Measure.

￭The Contingent Coupon Payment (with Memory) does not reflect the actual performance of the Basket Components from the pricing date to any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date. The Contingent Coupon Payment (with Memory) for each quarterly Coupon Payment Date is different from, and may be less than, a Contingent Coupon Payment (with Memory) determined based on the percentage difference of the values of the Basket Components between the pricing date and any Coupon Observation Date or between two Coupon Observation Dates. Accordingly, the Contingent Coupon Payments (with Memory), if any, on the notes may be less than the return you could earn on another instrument linked to the Basket Components that pays Contingent Coupon Payments (with Memory) based on the performance of the Basket Components from the pricing date to any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-9

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

The Market Measure

The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an Initial Component Weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Baskets” beginning on page PS-49 of the accompanying product supplement.

On the pricing date, for each Basket Component, its Initial Component Weight, Closing Market Price, Component Ratio and Initial Basket Value Contribution was as follows:

Basket Component	Current Bloomberg Ticker	Current Primary Listing	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
The Class A common stock of CrowdStrike Holdings, Inc.	CRWD UW	The Nasdaq Global Select Market	33.34%	$212.92	0.15658463	33.34
The common stock of Palo Alto Networks, Inc.	PANW UW	The Nasdaq Global Select Market	33.33%	$374.14	0.08908430	33.33
The common stock of Fortinet, Inc.	FTNT UW	The Nasdaq Global Select Market	33.33%	$158.01	0.21093602	33.33
					Starting Value	100.00

(1) These were the Closing Market Prices of the Basket Components on the pricing date.

(2) Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Observation Value as described under “Terms of the Notes—Value of the Market Measure” on page TS-2 above.

The Ending Value of the Basket will equal the value of the Basket on the Final Calculation Day. The calculation agent will calculate the value of the Basket on the calculation date by summing the products of (1) the closing price for each Basket Component on the Final Calculation Day and (2) the Component Ratio applicable to such Basket Component. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on the scheduled Final Calculation Day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-36 of the accompanying product supplement in the section “Description of the Notes-Basket Market Measures-Observation Level or Ending Value of the Basket.”

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-10

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from June 12, 2019 through the pricing date. The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the closing prices of the Basket Components as of June 12, 2019, and a Basket value of 100.00 as of that date. The hypothetical values of the Market Measure begin at June 12, 2019 because one of the Basket Components, CrowdStrike Holdings, Inc., has available historical data only from June 12, 2019. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Market Measure

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Jun-26

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

The Basket Components

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Basket Components are registered under the Securities Exchange Act of 1934, as amended, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at www.sec.gov by reference to the CIK numbers set forth below.

This term sheet relates only to the notes and does not relate to the Basket Components or to any other securities of the Underlying Companies. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete.

Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Components and therefore could affect your return on the notes. The selection of the Basket Components is not a recommendation to buy or sell any Basket Component.

The following graphs show the daily historical performance of the Basket Components on their primary exchange for the period from January 4, 2016 through the pricing date for Palo Alto Networks, Inc. and Fortinet, Inc., and from June 12, 2019 through the pricing date for CrowdStrike Holdings, Inc. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

CrowdStrike Holdings, Inc.

According to publicly available information, CrowdStrike Holdings, Inc. is a cybersecurity company. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-38933. On the pricing date, the Closing Market Price of the Class A common stock of CrowdStrike Holdings, Inc. was $212.92. The common stock of CrowdStrike Holdings, Inc. commenced trading on The Nasdaq Stock Market on June 12, 2019 and therefore has limited historical performance.

Historical Performance of CrowdStrike Holdings, Inc.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-12

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Palo Alto Networks, Inc.

According to publicly available information, Palo Alto Networks, Inc. is a cybersecurity company. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-35594. On the pricing date, the Closing Market Price of the common stock of Palo Alto Networks, Inc. was $374.14.

Historical Performance of Palo Alto Networks, Inc.

Fortinet, Inc.

According to publicly available information, Fortinet, Inc. is a cybersecurity company. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-34511. On the pricing date, the Closing Market Price of the common stock of Fortinet, Inc. was $158.01.

Historical Performance of Fortinet, Inc.

This historical data on the Basket Components are not necessarily indicative of the future performance of the Basket Components or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Basket Components during any period set forth above is not an indication that the price per share of the Basket Components are more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading patterns of the Basket Components.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-13

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Supplement to the Plan of Distribution; Conflicts of Interest

See “Plan of Distribution (Conflicts of Interest)” on page PS-59 of the accompanying product supplement.

JPMS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will purchase the notes from JPMS for resale and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and JPMorgan Financial are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging the Issuer’s obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of the Issuer may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees, if any, paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.

The value of the notes shown on your account statement will be based on JPMS’ estimate of the value of the notes if JPMS were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that JPMS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in any secondary market.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Examples of Hypothetical Payments” in this term sheet for an illustration of the risk-return profile of the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes and plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account the Issuer’s internal secondary market funding rates for structured debt issuances, and, also, because secondary market prices (a) exclude referral fees, if any, and structuring fees, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Risk Factors — Valuation-

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-14

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

and Market-related Risks — Secondary trading may be limited.” in the accompanying product supplement for additional information about additional factors that will impact any secondary market prices of the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Valuation- and Market-related Risks” in this term sheet. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Valuation- and Market-related Risks” in this term sheet.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Valuation- and Market-related Risks” in this term sheet.

Validity of the Notes and Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this term sheet have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Summary Tax Consequences

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. EQUITY MLI-1. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon Payments (with Memory) as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupon Payments (with Memory) is uncertain, and although we believe it is reasonable to take a position that Contingent Coupon Payments (with Memory) are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-16

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due August 27, 2029

Where You Can Find More Information

We and JPMorgan Chase & Co. have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and JPMorgan Chase & Co. have filed with the SEC, for more complete information about us, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You should read this term sheet together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This term sheet, together with the documents listed on page TS-4 of this term sheet, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Financial.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-17